EXHIBIT 12(a)(1)
                                FIFTH THIRD FUNDS

     CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS

I.       COVERED OFFICERS/PURPOSE OF THE CODE

         The Board of Trustees (the "Board") of the Fifth Third Funds (the "Trust") has established this Code of Ethics ("Code") in accordance with the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. This Code applies to the Company's Principal Executive Officer ("President") and Principal Financial Officer ("Treasurer") (the "Covered Officers" each of whom is identified in Exhibit A) for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

     o compliance with applicable laws and governmental rules and regulations;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to apparent as well as actual conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position in the Company. Under no circumstances should a Covered Officer have any undisclosed or unapproved financial or other business relationship with the Trust or a third party that might impair or might by viewed as impairing the exercise of the Covered Officer's best judgment with respect to matters involving the Trust.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "Investment Company Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. Each Covered Officer is an employee of the Company's investment adviser or its affiliates ("Adviser"). The Company's and the Adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not,

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and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the Adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the Adviser, or for both), be involved in establishing policies and implementing decisions which will have different effects on the Adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act, will be deemed to have been handled ethically. In addition, it is recognized by the Board of Trustees (the "Board") that the Covered Officers may, from time to time, also be officers or employees of one or more other investment companies covered by this or other Codes.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

         Each Covered Officer must:

     o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

     o not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Company;

     o not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

         There are some relationships that should always be disclosed to the Chief Compliance Officer of the Trust, including:

     1. Any ownership interest in, or any consulting or employment relationship with, any entities doing business with the Trust, other than an affiliated service provider or an affiliate of an affiliated service provider. This disclosure requirement shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Officer's ownership does not exceed more than 1% of the outstanding securities of the relevant class.

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     2.   A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment with an affiliated service provider or its affiliates. This disclosure requirement shall not apply to or otherwise limit (i) the ownership of publicly traded securities so long as the Covered Officer's ownership does not exceed more than 1% of a particular class of security outstanding or (ii) the receipt by an affiliated service provider or its affiliates of research or other benefits in exchange for "soft dollars".

         As a registered investment company, it is of critical importance that the Trust's public communications, reports, and SEC filings contain full, fair, accurate, timely, and understandable disclosure. Accordingly, each Covered Officer is expected to consider it central to his or her duties and responsibilities to the Trust to promote full, fair, accurate, timely, and understandable disclosure in the Trust's public communications and reports, and in the documents that the Trust files with, or submits to, the SEC. In this regard, the Trust has adopted Disclosure Controls and Procedures that, "under the supervision and oversight" of the Covered Officers are designed to ensure that all information the Trust is required to disclose in its annual and semi-annual reports filed with the SEC are recorded, processed, summarized and reported within the time periods specified by the SEC under its rules and regulations.

         In addition to adhering to the specific requirements set forth in those Disclosure Controls and Procedures and all applicable governmental laws, rules and regulations, each Covered Officer shall exercise a high standard of care in complying with the Trust's system of internal accounting controls, and in preparing and providing all necessary information to make the Trust's public reports, communications, and SEC filings and submissions complete, fair, and understandable.

         Accordingly, each Covered Officer must not knowingly misrepresent or cause others to misrepresent facts about the Trust. In addition, each Covered Officer must seek to ensure that all of the Trust's books, records, accounts and financial information, as well as reports produced from those materials:

     1. Are supported by accurate documentation maintained in reasonable detail;

     2. Are recorded in the proper account and in the proper accounting period;

     3.   Do not contain any false or intentionally misleading entries;

     4. Fairly and accurately reflect the transactions or occurrences to which they relate; and

     5. Conform to both the Trust's system of internal controls, its Disclosure Controls and Procedures, and to all applicable laws, rules and regulations.

III.     DISCLOSURE & COMPLIANCE

     o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Company;

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     o    each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's Trustees and auditors, and to governmental regulators and self-regulatory organizations;

     o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Company and the Adviser or subadviser, administrator, and sub-administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company; and

     o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

     o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he/she has received, read, and understands the Code (pursuant to the form identified as Exhibit B);

     o annually thereafter affirm to the Board that he/she has complied with the requirements of the Code (pursuant to the form identified as Exhibit C);

     o not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

     o notify the Qualified Legal Compliance Committee ("QLCC") promptly if he/she knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

     o report at least annually any change in his affiliations from the prior year.

     The QLCC is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

     The Company will follow these procedures in investigating and enforcing this Code:

     o the QLCC will take all appropriate action to investigate any potential violations reported to it;

     o if, after such investigation, the QLCC believes that no violation has occurred, the QLCC is not required to take any further action;

     o if the QLCC concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or its board; or a recommendation to dismiss the Covered Officer; and

     o any changes to this Code will, to the extent required, be disclosed as provided by SEC rules.

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V.       OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Trust's Adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds', its Adviser's, sub-advisers', principal underwriter's and service providers' codes of ethics under Rule 17j-1 under the Investment Company Act and the Adviser's more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.      AMENDMENTS

         Any amendments to this Code, other than amendments to Exhibits A, B, and C, must be approved or ratified by a majority vote of the Company's board, including a majority of independent directors/trustees.

VII.     RECORDS

         A copy of this Code, any amendments hereto, and any reports or other records created in relation to waivers of or amendments to provisions of this Code shall be kept as records of the Trust for six years from the end of the fiscal year in which such document was created. All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than to members of the Board, Trust counsel and counsel to the independent directors. Such records shall be furnished to the SEC or its staff upon request.

VIII.    CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel, the Adviser and the respective service providers.

IX.      INTERNAL USE

         The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.


Date adopted: August 12, 2003
As amended: September 12, 2007 and September 24, 2008


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                                    EXHIBIT A

Persons Covered by this Code of Ethics - As of April 11, 2007
-------------------------------------------------------------

Principal Executive Officer and President - E. KEITH WIRTZ
Principal Financial Officer and Treasurer - SHANNON KING

As amended March 27, 2008


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                                    EXHIBIT B

                                FIFTH THIRD FUNDS

              PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS
                          CODE OF ETHICS CERTIFICATION

I, _______________, Principal ___________ Officer of Fifth Third Funds (the "Funds") hereby certify that I have received and read the Code of Ethics for Principal Executive and Principal Financial Officers ("Code") of the Funds. I further certify to the Board that I understand and have complied with the requirements of the Code.



By: ______________________
Name:
Title:


Date: ____________________



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                                    EXHIBIT C

                                FIFTH THIRD FUNDS

              PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL OFFICERS
                          CODE OF ETHICS CERTIFICATION


Reference is made to the Code of Ethics (the "Code") pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 adopted by Fifth Third Funds (the "Trust") which applies to the Trust's Principal Executive Officer and Principal Financial Officer (each a "Covered Officer"). The undersigned Covered Officer hereby certifies that he or she has fully complied with the requirements of the Code since his or her last report to the Board.

By:________________________
Name:
Title:

Date: _____________________